Funding Agreement (the “Agreement”)

This Agreement is entered into on March 18, 2014 between Kevin T. Mulhearn (“Mulhearn”) and OSL Holdings, Inc.(“OSL”) ..

Whereas pursuant to the previously executed Profit Sharing and Collaboration Agreement Mulhearn has the right to invest additional sums on the same prorate terms.

Therefore the parties agree as follows

1.	Mulhearn has invested or will invest an additional $100,000 within seven (7) days.

2.	OSL shall issue Mulhearn a promissory note in the amount of $100,000 payable in twelve months. The note shall permit OSL , in its discretion, to convert the note into shares of common stock at market price any time after the thirty day weighted average share price reaches $0.50.

3.	OSL shall provide cashless warrants for 833,333 shares exercisable when the share price hits $0.25 and cashless warrants for 500,000 shares exercisable when the share price hits $0.50.

Agreed to:

X	X
Kevin T. Mulhearn	OSL Holdings, Inc., By Eric Kotch
CFO